Rule 424(b)(3) under Securities Act of 1933
File No. 333-137802

Supplement dated August 18, 2009 to the Prospectus dated May 1, 2009

Phoenix Guaranteed Income Edge

This supplement should be read with the currently effective prospectus.

Please replace Appendix A on pages 58-59 for the following Appendix A.

Appendix A

PHL Variable Insurance Company Ratings

	Rating Financial Strength	Interpretation
A.M. Best	B++[1]	“Good”
S&P	BB2	“Marginal”
Moody’s	Baa2[3]	“Adequate”

1 The Best’s Financial Strength Rating scale is comprised of 16 individual ratings grouped into 10 categories, consisting of three Secure categories of “Superior,” “Excellent” and “Good” and seven Vulnerable categories of “Fair,” “Marginal,” “Weak,” “Poor,” “Under Regulatory Supervision,” “In Liquidation” and “Rating Suspended.” We are rated in the “Good” category of “Secure”. We are ranked in the fifth (5th) of sixteen (16) rating levels.

Secure

A++ and A+ (Superior)

Assigned to companies that have a superior ability to meet their ongoing obligations to policyholders.

A and A- (Excellent)

Assigned to companies that have an excellent ability to meet their ongoing obligations to policyholders.

B++ and B+ (Good)

Assigned to companies that have a good ability to meet their ongoing obligations to policyholders.

2 A Standard & Poor’s Insurer Financial Strength Rating is a current opinion of the financial security characteristics of an insurance organization with respect to its ability to pay under its insurance policies and contracts in accordance with their terms. We are rated “Good”. We are ranked in the twelfth (12th) of twenty-one (21) ratings levels.

Long-Term Insurer Financial Strength Ratings

An insurer rated ‘BBB’ or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments.

AAA

An insurer rated ‘AAA’ has EXTREMELY STRONG financial security characteristics. ‘AAA’ is the highest Insurer Financial Strength Rating assigned by Standard & Poor’s.

AA

An insurer rated ‘AA’ has VERY STRONG financial security characteristics, differing only slightly from those rated higher.

A

An insurer rated ‘A’ has STRONG financial security characteristics, but is somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings.

BBB

An insurer rated “BBB” has GOOD financial security characteristics, but is more likely to be affected by adverse business conditions than higher rated insurers.

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BB

An insurer rated BB has marginal financial security characteristics. Positive attributes exist, but adverse business conditions could lead to insufficient ability to meet financial commitments.

Plus (+) or minus (-)

These signs following ratings from ‘AA’ to ‘CCC’ show relative standing within the major rating categories.

3 Moody’s rating symbols for Insurance Financial Strength Ratings are identical to those used to indicate the credit quality of long-term obligations. These rating gradations provide investors with a system for measuring an insurance company’s ability to meet its senior policyholder claims and obligations. We are rated “Adequate”. We are ranked in the ninth (9th) of twenty-five (25) ratings level.

Aaa

Insurance companies rated Aaa offer exceptional financial security. While the credit profile of these companies is likely to change, such changes as can be visualized are most unlikely to impair their fundamentally strong position.

Aa

Insurance companies rated Aa offer excellent financial security. Together with the Aaa group, they constitute what are generally known as high-grade companies. They are rated lower than Aaa companies because long-term risks appear somewhat larger.

A

Insurance companies rated A offer good financial security. However, elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa

Insurance companies rated Baa offer adequate financial security. However, certain protective elements may be lacking or may be characteristically unreliable over any great length of time.

Note:

Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. Numeric modifiers are used to refer to the ranking within a group with 1 being the highest and 3 being the lowest. However, the financial strength of companies within a generic rating symbol (Aa, or example) is broadly the same.

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